Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Returning Their Proxies

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS OF
CYANOTECH CORPORATION
To Be Held Thursday, August 23, 2001

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CYANOTECH CORPORATION (“Cyanotech” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) which will be held at 2:00 p.m., local time, on Thursday, August 23, 2001 at the King Kamehameha’s Kona Beach Hotel, 75-5660 Palani Road, Kailua-Kona, Hawaii, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about July 11, 2001.

        The Company's principal executive offices are located at 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, HI 96740.

VOTING RIGHTS AND SOLICITATION

        The enclosed proxy is being solicited on behalf of the Board of Directors of Cyanotech for use at the Annual Meeting.

        The close of business on June 26, 2001 is the record date for stockholders entitled to notice of and to vote at the Annual Meeting. All holders of the Company’s Common Stock outstanding on the record date are entitled to vote at the Annual Meeting. Each stockholder has one vote for each share so held. At June 26, 2001, Cyanotech had 17,031,034 shares of Common Stock, $.005 par value per share, issued and outstanding. The presence in person or by proxy of the holders of record of a majority of the voting power of the outstanding shares entitled to vote constitutes a quorum. A majority of the voting power, present at a meeting at which a quorum is present, is required for approval of all matters to be voted on. Abstentions are counted only for purposes of determining whether a quorum is present. Broker non-votes are not treated as votes nor are they counted in determining the existence of a quorum.

        Shares represented by proxies in the accompanying form which are properly executed and returned to Cyanotech will be voted at the Annual Meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under “Proposal One Election of Directors,” and FOR ratification of the selection of accountants as described herein under “Proposal Two - Ratification of Selection of Independent Public Accountants.” Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

        The entire cost of soliciting proxies will be borne by Cyanotech. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, e-mail, or facsimile or letter by officers and regular Cyanotech employees who will receive no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company’s Common Stock, and such persons may be reimbursed for their expenses.

REVOCABILITY OF PROXIES

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 73-4460 Queen Kaahumanu Hwy, Suite 102, Kailua-Kona, HI 96740, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

        Information about stockholder proposals intended to be considered at the 2002 Annual Meeting of Stockholders must be received by Cyanotech no later than March 11, 2002. In addition, if a stockholder proposal is not submitted to the Company prior to May 27, 2002, the proxy to be solicited by the Board of Directors for the 2002 Annual Meeting of Stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion when such proposal is presented at the 2002 Annual Meeting of Stockholders without any discussion of the proposal in the proxy statement for such meeting. The proposal must be mailed to the Company’s principal executive offices, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona, Hawaii 96740, Attention: Corporate Secretary. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations of the Securities and Exchange Commission.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Nominees

        A board of six (6) directors are to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of the six nominees named below, all of whom are presently directors of the Company. Each nominee has consented to be named a nominee in this Proxy Statement and to continue to serve as a director if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees listed below as possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees) and the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. Each director elected at this Annual Meeting will serve until the next Annual Meeting or until such director’s successor has been elected and qualified. Voting for the election of directors is non-cumulative.

        In connection with the purchase by Eva R. Reichl (the late wife of director Eric H. Reichl) of 1,800,000 shares of the Company’s Common Stock, certain holders of the Company’s Common Stock, including Gerald R. Cysewski (the “ Holders”), the Company and Ms. Reichl entered into a Stockholders Agreement dated as of May 17, 1993 (the “Stockholders Agreement”). Under the Stockholders Agreement, the parties agreed that without approval of a majority of the Holders’ and Ms. Reichl’s shares, the Company would not propose, and the Holders and Ms. Reichl would not vote for, any resolution, Bylaw change or other proposal that would increase the Company’s Board of Directors to more than six members. In addition, the Company is obligated under the Stockholders Agreement to notify Mr. Reichl, the successor to Ms. Reichl’s rights under the Stockholder Agreement, of any Board elections so that he may nominate one person for election as a director. Mr. Reichl has nominated himself at this election. At each Board election, the Holders and Mr. Reichl have agreed to vote their shares to elect such nominee. The Stockholders Agreement terminates when Mr. Reichl sells, transfers or disposes of any of the 1,800,000 shares acquired, other than by will, the laws of descent, or to an entity controlled by Mr. Reichl.

        The following table sets forth certain information regarding the nominees for election to the Board of Directors, all of whom were elected at the last annual meeting, except Mr. Rosenthal, who joined the Board in November 2000.

Name	Principal Occupation	Director Since	Age
Gerald R. Cysewski, Ph.D.	Chairman of the Board, President and Chief Executive Officer, Cyanotech Corporation	1983	52
Eric H. Reichl	Private investor	1998	87
David I. Rosenthal	Financial management consultant	2000	46
Ronald P. Scott	Executive Vice President, Finance and Administration, Cyanotech Corporation	1995	46
John T. Waldron	Adjunct Professor of Marketing Lake Forest Graduate School of Management (private college)	1998	49
Paul C. Yuen, Ph.D.	Retired, formerly Dean, College of Engineering, University of Hawaii at Manoa	1993	73

        Dr. Cysewski co-founded the Company in 1983 and has served as a director of the Company since that time. Until June 1996, he also served as Scientific Director. Since March 1990, Dr. Cysewski has served as President and Chief Executive Officer of the Company and in October 1990 was also appointed to the position of Chairman of the Board. From 1988 to November 1990, he served as Vice Chairman of the Company. From 1980 to 1982, Dr. Cysewski was group leader of microalgae research and development at Battelle Northwest, a major contract research and development firm. From 1976 to 1980, Dr. Cysewski was an assistant professor in the Department of Chemical and Nuclear Engineering at the University of

California, Santa Barbara, where he received a two-year grant from the National Science Foundation to develop a culture system for blue-green algae. Dr. Cysewski received his doctorate in Chemical Engineering from the University of California at Berkeley.

        Mr. Reichl is a private investor who has been involved with the Company through his late wife, Eva R. Reichl, since 1993. Before retiring in 1978, Mr. Reichl was President of Conoco Coal Development Company (a subsidiary of Conoco, Inc.). Mr. Reichl holds a Masters Degree in Chemical Engineering from the Technical University in Vienna, Austria and is a member of the U.S. National Academy of Engineering.

        Mr. Rosenthal was appointed to the Board of Directors of the Company in November 2000, increasing the size of the Board to six members. Mr. Rosenthal is currently a self-employed financial management consultant. Previously, Mr. Rosenthal was acting Chief Financial Officer at Celestial Seasoning, Inc. until its merger with the Hain Food Group in 2000. Prior to joining Celestial Seasonings, he was the Chief Financial Officer of Hauser, Inc., a manufacturer of natural extracts products, from 1994 to 1999. Before 1994, Mr. Rosenthal held senior financial management positions in public and private high technology companies, including Tandem Computers and Octel Communication Corporation. Mr. Rosenthal holds a B.S. degree in Accounting from the University of California at Berkeley and an M.B.A degree from California State University, Hayward. Mr. Rosenthal is also a Certified Public Accountant.

        Mr. Scott was appointed to the Board of Directors of the Company in November 1995, has served as Executive Vice President - Finance and Administration since August 1995, and has served as Secretary and Treasurer since 1990. From 1990 until 1995, Mr. Scott served as Vice President - Finance and Administration. From 1989 to 1990, he was Assistant Controller for PRIAM Corporation, a manufacturer of Winchester disk drives. From 1980 to 1989, he served in various accounting management positions with Measurex Corporation, a manufacturer of industrial process control systems. Mr. Scott holds a B.S. degree in Finance and Management from California State University, San Jose, and an M.B.A. degree from the University of Santa Clara.

        Mr. Waldron is currently Adjunct Professor of Marketing at the Lake Forest Graduate School of Management in Lake Forest, Illinois. Prior to his resignation in May 1999, Mr. Waldron was Executive Vice President for Takeda U.S.A. and was responsible for the sales and marketing of Takeda's bulk vitamin and fine chemical products in the North American market. From 1986 until 1995, Mr. Waldron was Vice President, Sales and Marketing for Takeda U.S.A. and Senior Vice President, Sales and Marketing from 1996 until June 1997, when he was appointed to the position of Executive Vice President. Mr. Waldron was also on the Board of Directors of Takeda U.S.A. from 1993 to 1999, and served as a member of its Executive Committee and Compensation Committee. Mr. Waldron holds a Master of Management degree from Northwestern University's J. L. Kellogg Graduate School of Management.

        Dr. Yuen has served as a director of the Company since August 1993. Prior to his retirement in September 1999, Dr. Yuen served as Dean, College of Engineering for the University of Hawaii at Manoa. From July 1992 to March 1993, Dr. Yuen was Acting President of the University of Hawaii. From 1989 to 1992, Dr. Yuen was Senior Vice President for Academic Affairs, University of Hawaii at Manoa. Dr. Yuen holds M.S. and Ph.D. degrees in Electrical Engineering from the Illinois Institute of Technology.

        The Board of Directors recommends that the stockholders vote FOR all of the above named director nominees.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors of the Company held four regular meetings in fiscal 2001. No incumbent director attended less than 75% of the combined meetings of the Board of Directors and of the committees, if any, upon which such director served.

        The Board of Directors of the Company has an Audit Committee and a Compensation and Stock Option Committee. The Board of Directors does not have a standing nominating committee.

        The Audit Committee, which consisted of non-employee directors Paul C. Yuen (chair), Eric H. Reichl, and John T. Waldron, held three regularly scheduled meetings during fiscal year 2001. Mr. Rosenthal was added to the Audit Committee in November 2000, replacing Mr. Waldron. The principal functions of the Audit Committee are to recommend engagement of the Company’s independent auditors, to review and approve the services performed by the Company’s independent auditors and to review the Company’s accounting principles, its internal control structure, policies and procedures.

        The Compensation and Stock Option Committee, which consisted of non-employee directors Eric H. Reichl (chair), John T. Waldron and Paul C. Yuen held one regularly scheduled meeting during fiscal year 2001. The Compensation and Stock Option Committee reviews and makes recommendations to the Board concerning the Company’s executive compensation policy, bonus plans and incentive option plans, and approves the grants of stock options to officers and employees.

DIRECTOR REMUNERATION

        Each non-employee director receives $500 per Board meeting attended in person and is reimbursed for all out-of-pocket costs incurred in connection with attendance at such meetings. In addition, each non-employee director is entitled at first election, pursuant to the Company’s 1994 Non-Employee Directors Stock Option and Stock Grant Plan (the “Non-Employee Directors Plan”), to receive a 10-year option to purchase 3,000 shares of the Company’s Common Stock, and thereafter a grant of 2,000 shares each year. On the date of the 2000 Annual Meeting of Stockholders, Eric H. Reichl, Paul C. Yuen and John T. Waldron each received grants of 2,000 shares of Common Stock. On the date of the 2001 Annual Meeting of Stockholders, each non-employee director (other than Mr. Rosenthal, who joined the Board in November 2000) continuing as a director will receive, under the Non-Employee Directors Plan, an automatic grant of 2,000 shares of fully paid and non-assessable shares of Common Stock that are non-transferable for six months following the date of such grant. Also on the date of the 2001 Annual Meeting of Stockholders, Mr. Rosenthal, if elected, will receive a 10-year option to purchase 3,000 shares of the Company’s Common Stock, under the terms of the Non-Employees Directors Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During the year ended March 31, 2001, the Company entered into an agreement with John T. Waldron, a non-employee director, to provide sales and marketing consulting from April 1, 2000 through February 28, 2001. In consideration for such services provided, Mr. Waldron received cash compensation of $87,500. The Company believes that the terms of such agreement are comparable to those available from third parties.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The firm of KPMG LLP has served as independent public accountants for the Company since 1987. The Board of Directors has selected the firm to continue in this capacity for the current fiscal year ending March 31, 2002. A representative of KPMG LLP is expected to attend the annual meeting with the opportunity to make a statement and to respond to appropriate questions from stockholders present at the meeting.

        Although it is not required to do so, the Company wishes to provide stockholders with the opportunity to indicate their approval of the selection of auditors and accordingly is submitting a proposal to ratify the selection of KPMG LLP. If the stockholders should fail to approve this proposal, the Board of Directors will consider the selection of another auditing firm.

        A majority of the shares of the Common Stock cast at a meeting at which a quorum is present, is required for approval of the proposal.

        The Board of Directors recommends that stockholders vote FOR ratification of KPMG LLP to serve as the Company’s auditors for the year ending March 31, 2002.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and any written representations that no other reports were required, all Section 16(a) filing requirements for the fiscal year ended March 31, 2001, applicable to its officers, directors and greater than 10 percent stockholders were complied with.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of June 26, 2001 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company and Common Stock equivalents, (ii) each of the Company’s executive officers named in the Summary Compensation Table appearing herein, (iii) each director and (iv) all directors and executive officers as a group. Holders of Common Stock have one vote per share. The following table sets forth what such persons’ beneficial security ownership position would be assuming the exercise of all outstanding stock options and warrants, exercisable on the date hereof or within 60 days of June 26, 2001. All shares shown are subject to the named person’s sole voting and investment power.

Name and Address	Shares Beneficially Owned	Approximate Percent Owned
Gerald R. Cysewski (1)	511,608 (2)	3.0
Kelly J. Moorhead (1)	70,531 (3)	*
Eric H. Reichl (1)	1,826,000 (4)	10.7
David I. Rosenthal (1)	0	-
Ronald P. Scott (1)	95,200 (5)	*
John T. Waldron (1)	50,952 (6)	*
Paul C. Yuen (1)	33,800	*
All directors and executive officers as a group (9 persons)	2,719,291 (7)	15.7
* Less than 1.0%

(1)     Address is c/o Cyanotech Corporation, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona, HI
          96740.
(2)     Includes options exercisable within 60 days of June 26, 2001 for 57,000 shares of Common Stock.
(3)     Includes options exercisable within 60 days of June 26, 2001 for 47,375 shares of Common Stock.
(4)     Includes options exercisable within 60 days of June 26, 2001 for 3,000 shares of Common Stock.
(5)     Includes options exercisable within 60 days of June 26, 2001 for 57,000 shares of Common Stock.
(6)     Includes options exercisable within 60 days of June 26, 2001 for 6,096 shares of Common Stock.
(7)     Includes options exercisable within 60 days of June 26, 2001 for 262,221 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No current member of the Company’s Compensation Committee is a current or former officer or employee of the Company or its subsidiaries and no executive officer of the Company was a member of the Compensation Committee of any corporation of which a member of the Company’s Compensation Committee is an executive officer.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

        The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and all executive officers of the Company who earned more than $100,000 for services rendered in all capacities to the Company (hereinafter referred to as the “named executive officers”) for the fiscal years ended March 31, 2001, 2000, and 1999. No executive officers who would have otherwise been included in such tables on the basis of salary and bonus earned for fiscal 2001 have resigned or terminated employment during the fiscal year.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Shares of Common Stock underlying Options (#)
Gerald R. Cysewski Chairman of the Board, President and Chief Executive Officer	2001 2000 1999	$113,808 102,808 107,561	$ 0 0 0	25,000 25,000 15,000
Ronald P. Scott Executive Vice President, Finance and Administration	2001 2000 1999	$103,461 92,553 97,314	$ 0 0 0	25,000 25,000 15,000
Kelly J. Moorhead Vice President, Sales and Marketing	2001 2000 1999	$105,151 78,111 73,850	$ 0 0 0	20,000 20,000 12,500

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Stock Options

        The following table contains information concerning the grant of stock options made under the Company’s 1995 Stock Option Plan (“1995 Plan”) for the 2001 fiscal year to the named executive officers. No stock appreciation rights (“SARs”) have been granted under the 1995 Plan.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Shares Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%	10%
Gerald R. Cysewski	25,000	10.7%	$1.688	8/25/05	$11,647	$25,784
Ronald P. Scott	25,000	10.7%	$1.688	8/25/05	$11,647	$25,784
Kelly J. Moorhead	20,000	8.6%	$1.688	8/25/05	$ 9,317	$20,627

        (1) The options were granted under the 1995 Plan on August 25, 2000, and are exercisable in four equal and cumulative annual installments over the optionee’s period of service with the Company, beginning one year after the grant date. The option has a term of five (5) years.

Option Exercises and Holdings

        The following table provides information with respect to the above named executive officer concerning the exercise of options during the 2000 fiscal year and unexercised options held as of the end of the 2000 fiscal year. No SARs have been granted under the 1995 Plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise	Value Realized	Number of Shares of Common Stock Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Gerald R. Cysewski	0	$ 0	37,625	54,375	$ 388	$ 1,163
Ronald P. Scott	0	$ 0	37,625	54,375	$ 388	$ 1,163
Kelly J. Moorhead	0	$ 0	31,750	43,750	$ 310	$ 930

(1)     Market value of shares covered by in-the-money options on March 31, 2001 ($1.03), less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

Report of the Compensation and Stock Option Committee of the Board of Directors
on Executive Compensation

        The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is composed of a minimum of two non-employee directors. During fiscal 2001 the Committee was composed of Eric H. Reichl (chair), John T. Waldron and Paul C. Yuen.

        The Committee is responsible for setting and administering the compensation policies, annual executive officer compensation, making recommendations on potential bonus and stock option plans, granting bonuses and recommending to the Board of Directors grants of stock options to executive officers.

Compensation Philosophy

        The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, motivate and retain executives of outstanding ability, potential, and drive commensurate with the size and development requirements of the Company. Key elements of this philosophy are:

        -         The Company pays competitively with comparable small companies with which the Company competes for talent. To ensure that pay is competitive, the Company compares its pay practices with these companies and sets it pay parameters based in part on this review.

        -         The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

        -         The Company provides significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company's business challenges.

        The Committee endeavors to balance Company needs and values with the employees' needs and believes that it is important that the Committee maintain this relationship.

Cash Compensation

        Base Salary. The base salaries of the executive officers are determined initially on the basis of one or more salary surveys conducted by third parties as well as surveys of biopharmaceutical companies both nationally and more specifically in the Western United States obtained from public information such as filings with the Securities and Exchange Commission. Based on such surveys, the executive officer salaries are set within the ranges of the surveys targeted at the median; the exact level is determined after the Committee considers the experience and capability of the executive officer, the level of responsibility, and the needs of the Company.

        Incentive Bonus Compensation. The Committee believes that, as a general rule, annual compensation in excess of base salaries should be dependent on the employee's performance and the Company's performance, and should be awarded based on recommendations of the Committee, and in the discretion of the Board. Accordingly, at the beginning of each fiscal year, the Committee establishes a Management Incentive Plan for executive officers and other key management personnel under which executive officers and other key management personnel may earn bonuses, in amounts ranging up to 100% of the annual salaries, provided the Company achieves or exceeds the pre-tax net income goal established for the year.

        The net income goal is established in part on the basis of an annual operating plan developed by management and approved by the Board of Directors. The annual operating plan is designed to maximize profitability, within the constraints of economic and competitive conditions, some of which are outside the control of the Company, and is developed on the basis of: (i) the Company's performance in the prior year; (ii) estimates of sales revenue for the plan year based upon recent market conditions and trends and other factors which, based on historical experience, are expected to affect the level of sales that can be achieved; (iii) historical operating cost and cost savings that management believes can be achieved; and (iv) competitive conditions faced by the Company. Taking all of these factors into account, as part of the operating plan, bonus awards are determined under the Management Incentive Plan, and are fixed at what is believed to be a realistic level so as to make the incentives meaningful to executives and to avoid penalizing executives and other key management personnel for conditions outside of their control.

        In certain instances, bonuses under the Management Incentive Plan are awarded not only on the basis of the Company's overall profitability, but also on the achievement by an executive of specific objectives within his or her area of responsibility. For example, a bonus may be awarded for an executive's efforts in achieving greater than anticipated cost savings, or establishing new or expanded markets for the Company's products. Typically, the maximum bonus that may be awarded for achievement of specific objectives is determined at the beginning of the year to provide the requisite incentive for such performance.

        As a result of this performance-based Management Incentive Plan, executive compensation, and the proportion of each executive's total cash compensation that is represented by incentive or bonus income, increases in those years in which the Company achieves the anticipated level of growth and profitability. On the other hand, in years in which the Company experiences less than anticipated profit growth, bonuses, and therefore also total executive compensation, should tend to be lower.

Long-Term Equity-Based Compensation

        The Committee intends to make stock option grants on an annual basis. Each grant is designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the executive officer to acquire shares of the Company's Common Stock at a fixed price per share (usually the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if he or she remains in the employ of the Company and the market price of the shares appreciate over the option term. The size of the option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also taken into account are the size of comparable awards made to individuals in similar positions in the industry as reflected in external surveys, the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods and the number of options held by the individual at the time of grant. Generally, as an executive officer's level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary. The relative weight given to these factors varies with each individual, in the sole discretion of the Committee.

Chief Executive Officer's Compensation

        The Committee uses the same philosophy and procedures described above with respect to the other executive officers in setting the cash compensation and equity incentives for the Chief Executive Officer.

        The compensation payable to Dr. Cysewski, the Company's Chief Executive Officer in fiscal 2001, was determined by the Committee. Dr. Cysewski's base salary was set at a level which the Board felt would be competitive with the base salary levels in effect for chief executive officers at similarly-sized companies within the industry. Based on Dr. Cysewski's performance and on the compensation policy summarized in this report, the Compensation Committee decided that Dr. Cysewski's salary would remain unchanged at $110,000. Dr. Cysewski voluntarily reduced his salary by 10% from January 1999 until April 2000.

        Dr. Cysewski was a participant in the Company's 2001 Management Incentive Plan as described above. During fiscal 2001, the Company did not achieve the annual operating plan targets. As a result, no cash bonuses were awarded to Dr. Cysewski.

        Dr. Cysewski received a grant of an option to purchase 25,000 shares of Common Stock in fiscal 2001 based on his position as Chief Executive Officer, and the desire to provide him with a continuing economic interest in the long term appreciation of the Company's Common Stock.

        Submitted by the Compensation and Stock Option Committee of the Company's Board of Directors.

                                                                                                                                 Eric H. Reichl, Chairman
                                                                                                                                 John T. Waldron
                                                                                                                                 Paul C. Yuen

        The material in this report and the accompanying Stockholder Return Performance Table is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Report of the Audit Committee

        The Audit Committee, which met three times in fiscal 2001, has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has discussed with KPMG LLP, the Company's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, which relates to the accountants' independence from the Company and its related entities, and has discussed with KPMG LLP their independence from the Company.

        The Audit Committee's responsibilities are as described in a written Charter adopted by the Board in fiscal 2001, which is attached as Appendix A to this Proxy Statement. Each of the members of the Audit Committee qualifies as an "independent" Director under the current listing standards of the National Association of Securities Dealers.

        The firm of KPMG LLP served as the Company's independent auditor for the fiscal year ended March 31, 2001. As stated in Proposal Two, the Board has selected KPMG LLP to serve as the Company's independent auditors for the fiscal year ended March 31, 2002.

        Audit services provided by KPMG LLP consisted of the examination of the Company's financial statements and services related to filings with the Securities and Exchange Commission. All fees paid to KPMG LLP were reviewed and considered for independence by the Audit Committee.

        During fiscal 2001, we retained KPMG LLP to provide services in the following categories and amounts:

Audit and quarterly review fees	$65,000
All other fees	$13,250

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report of Form 10-K for the fiscal year ended March 31, 2001.

                                                                                                                                 AUDIT COMMITTEE

                                                                                                                                 Paul C. Yuen, Chairman
                                                                                                                                 Eric H. Reichl
                                                                                                                                 David I. Rosenthal

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STOCKHOLDER RETURN PERFORMANCE GRAPH

        The following graph sets forth the Corporation's total cumulative stockholder return as compared to the NASDAQ Composite U.S. Index and the NASDAQ Pharmaceutical index for the period beginning March 31, 1996 and ending March 31, 2001. Total stockholder return assumes $100.00 invested at the beginning of the period in the Common Stock of the Corporation, the stocks represented in the NASDAQ Composite - U.S. Index and the NASDAQ Pharmaceutical Index, respectively. Total return assumes reinvestment of dividends; the Corporation has paid no dividends on its Common Stock. Historical price performance should not be relied upon as indicative of future performance.

[GRAPHIC OMITTED]
	Cyanotech Corporation	Nasdaq Composite	Nasdaq Pharmaceutical Index
3/96 . . . . . . . . . . . . . . . . . . . . .	$ 100	$ 100	$ 100
3/97 . . . . . . . . . . . . . . . . . . . . .	78	111	91
3/98 . . . . . . . . . . . . . . . . . . . . .	48	168	109
3/99 . . . . . . . . . . . . . . . . . . . . .	14	228	138
3/00 . . . . . . . . . . . . . . . . . . . . .	35	423	291
3/01 . . . . . . . . . . . . . . . . . . . . .	14	169	219

OTHER MATTERS

        At the date of this Proxy Statement, the Board of Directors does not know of any business to be presented for consideration at the meeting other than those set forth herein and in the Notice accompanying this Proxy Statement. If any other business should properly come before the meeting, the shares represented by Proxies may be voted in accordance with the judgment of the persons named in such proxies.

        The Company will provide, without charge, to each person whose proxy is solicited by this Proxy Statement, on the written request of such person, a copy of the Company’s most recent Annual Report on Form 10-K, including financial statements and financial statement schedules thereto, and if a nominal fee is paid, the exhibits thereto, as filed by the Company with the Securities and Exchange Commission. Requests should be directed to: Secretary, Cyanotech Corporation, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona, HI 96740.

        The Annual Report to the Stockholders of the Company, for the fiscal year ended March 31, 2001, including financial statements, is enclosed with this proxy statement.

        You are most cordially invited to attend this meeting in person. However, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy as promptly as possible in the envelope provided. This will not prevent you from voting in person at the meeting if you so desire.

By Order of the Board of Directors

Ronald P. Scott
Secretary

Kailua-Kona, Hawaii
July 9, 2001